Exhibit 3.3

Document Number

20110886940-89

Filing Date and Time

12/15/2011 9:19 AM

Entity Number

E0754082007-0

Filed in the

office of

/s/ Ross Miller

Ross Miller

Secretary of State

ROSS MILLER

Secretary of State

/State Seal/ 101 North Carson Street, Suite 3

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.380)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

Reshoot Production Company (Entity Number E0754082007-0)

2. The articles have been amended as follows (provide article numbers, if available):

Article 1. Name of Corporation

The name of the corporation shall be:

Smack Sportswear

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 32,500,000 shares in favor (81%)

4. Effective date of filing (optional):

5. Signature: (required)

X /s/ Bill Sigler_______

Signature of Officer

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by the appropriate fees.